Exhibit 5 and 8






                              October 10, 1995


Premier Parks Inc.
11501 Northeast Expressway
Oklahoma City, Oklahoma  73131

                         Re:  Registration Statement on Form S-1
                                        File No. 33-62225
                              --------------------------------------

Dear Sirs:

          We refer to the above-captioned registration statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act") filed by Premier Parks Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, in connection with its offer to exchange its 12% Senior Notes Due 2003 (the "New Notes"), for any and all of its outstanding 12% Series A Senior Notes Due 2003 (the "Old Notes"). The Series A Notes were issued, and the Series B Notes will be issued, under an indenture dated as of August 15, 1995 between the Company and United States Trust Company of New York, as trustee (the "Indenture").

          Each term used herein that is defined in the Registration Statement and not otherwise defined herein shall have the meaning specified in the Registration Statement.

          We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of such latter documents.

          Based on our examination mentioned above, and such other investigation as we have deemed necessary, we are of the opinion that the New Notes of the Company to be issued by the Company pursuant to the Registration Statement and in accordance with the terms of the Exchange Offer and the Indenture will, upon issuance and authentication by the trustee under the Indenture, be duly authorized and issued and constitute valid and binding obligations of the Company, enforceable in


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Premier Parks Inc.
October 10, 1995
Page two



accordance with their terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors.

          We confirm that the legal opinion expressed in the Prospectus under the caption "Federal Income Tax Considerations" correctly sets forth our opinion.

          We hereby consent to the filing of this opinion as Exhibit 5 and 8 to the Registration Statement and to the reference to our firm under "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                   Very truly yours,

                                   BAER MARKS & UPHAM